SEALE AND BEERS, CPAs

PCAOB & CPAB REGISTERED AUDITORS

www.sealebeers.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the registration statement on Form S-1/A, of SOEFL, Inc. (A Development Stage Company), of our report dated October 5, 2009 on our audit of the financial statements of SOEFL, Inc. (A Development Stage Company) as of December 31, 2008 (restated), and the related statements of operations, stockholders’ equity and cash flows from inception October 15, 2008 through December 31, 2008 (restated), and the reference to us under the caption "Experts."

/s/ Seale and Beers, CPAs

Seale and Beers, CPAs

Las Vegas, Nevada

October 26, 2009